Networth Technologies, Inc.	PRESS RELEASE | June 14, 2005

Networth Technologies, Inc. | 5210 Chairmans Court, Suite 3, Frederick, MD 21703 | Telephone 301.668.9600 | Fax 301.668.9700

Networth Technologies, Inc. (“NTI”), Solution Technology International, Inc. (“STI”), and STI Acquisition Corp. entered into an Agreement and Plan of Merger

Ft. Lauderdale, Florida ½ On May 19, 2005, Networth Technologies, Inc. (the "Company"), Solution Technology International, Inc. ("STI") and STI Acquisition Corp., each a Delaware corporation, entered into an Agreement and Plan of Merger pursuant to which the Company will issue shares equal to 90% of its outstanding shares at the date of the merger for 100% of the outstanding shares of STI. As a result of the Agreement, the transaction will be treated for accounting purposes as a reverse merger by the accounting acquirer (STI). The transaction is supported by a $12M financing commitment by Cornell Capital Partners in the form of a Standby Equity Distribution Agreement.

The consummation of the transaction is subject to the satisfaction of certain conditions, including the filing of the Company’s Form 10-Q for the period ended March 31, 2005 that was filed June 6, 2005 by the Company, the sale, spin-out or divestiture of the Company’s interest in Networth Systems, Inc. and certain customary conditions in similar transactions, including requisite consents, the truth and accuracy of the parties' respective representations and warranties and the lack of any material adverse changes since the execution and delivery of the Agreement. Upon the closing, any outstanding warrants of STI will be exercisable into, and any shares issuable will be, shares of Common Stock of the Company.

The Agreement also contemplates that, concurrent with the closing of the transaction, (a) the Board of Directors of the Company shall resign and the vacancies created thereby shall be filled with the appointees of the current STI stockholders who shall fill such posts until the next annual election of directors and (b) all current officers of the Company shall resign from their positions with the Company, with new officers to be appointed by the new Board members.

Upon completion of the reverse merger the Company will adopt STI’s name and be headed by a management team lead by STI’s current President and Chief Executive Officer Dan L. Jonson. The business strategy will be built on the early success of the SurSITE® Enterprise Software for Reinsurance Administration developed by STI.

Dan Jonson, STI’s President and CEO, said, “This transaction will help establish the new STI as a well-capitalized emerging leader in providing business process support to the global insurance and reinsurance industry.”

About STI ½ STI is a software company focusing on a unique segment of the global insurance and reinsurance industry. Management believes that it has limited competition and significant growth potential. It is headquartered in Frederick, Maryland and expects, in addition to SurSITE® North America, to establish additional sales and services offices in London, Zurich and Hong Kong within the next twelve months. SurSITE® North America has during the last month developed an active sales pipeline. STI has successfully completed a ~$7M reinsurance product development and deployment of a major enterprise solution in Switzerland.

What problems does STI solve? ½ STI’s software solution resolves the major issues associated with accurately managing complex technical accounting methods and transactions inherent in the $2.5 trillion dollar global insurance and reinsurance industry. Key problems include (i) hard-to-detect errors surrounding premiums received and payable, claims and risk allocations; (ii) excessive operating expenses, including for software and other IT costs; and (iii) reduced investment income due to the negative impact from delayed claims recoveries.

How does STI solve these problems? ½ STI offers a business process solution based on the SurSITE®suite of modules which include Reinsurance Contract Management (“RCM”) and Technical Accounting Transaction Engine (“TATE”) for reinsurance administration. It allows an organization to consolidate and streamline handling of reinsurance administration yet preserves flexibility and the many advantages of a distributed IT environment. The SurSITE® RCM/TATE is designed to resolve the costly problems addressed above with significant return on the investment for its users.

What is SurSITE® RCM/TATE? ½ STI’s unique software application automates calculations and generates transactions for premiums, commissions, and claims based on events and transactions at the original policy level; it also manages statements of account for each participant, claim notifications and loss recovery notices. The SurSITE® suite of modules for reinsurance manages complex reinsurance contract combinations throughout the entire reinsurance contract workflow, from ceded and assumed to retroceded business. The system can be configured and integrated to support multiple business models, e.g. large insurance groups with a fleet of companies, reinsurance companies, re/insurance pools and single insurance companies. The TATE engine provides audit functionality for premium and loss transactions throughout the entire reinsurance contract workflow. It supports comprehensive audits and reviews by internal auditors; Sarbanes-Oxley compliance officers; public accountants and regulatory insurance auditors. The design of SurSITE® is based upon STI employees’ hands-on experience from developing, underwriting and managing worldwide insurance and reinsurance business; an international track record in creating new insurance products and building state-of-the-art IT support systems and integrated approaches to solve insurance and reinsurance business problems.

Marketing & Distribution ½ In addition to SurSITE® North America, STI is establishing two additional production subsidiaries with P&L responsibility for the following regions:

•	SurSITE® International (London/Zurich)

- Europe, Gulf Region & North Africa

•	SurSITE® Asia (Hong Kong)

- South East Asia, Far East & Pacific Rim

Forward-Looking Statements ½ Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the biotechnology industry; and additional risks discussed in STI's filings with the SEC.

For more information about Solution Technology International, Inc., please see; www.stius.com. NTI and STI Contact: Mr. Dan Jonson, +1-301-668-9600 ext 103.